Exhibit 99.1

CACI Completes Acquisition of
net.com's Federal Services Business

Arlington, Va., December 6, 2000 -- CACI International Inc (NASDAQ: CACI) announced today that it has completed the purchase of the federal services and related assets (the Federal Services Business) of N.E.T. Federal, Inc., a subsidiary of Network Equipment Technologies, Inc. now doing business as net.com (NYSE: NWK). The acquisition of the Federal Services Business, whose most recent fiscal-year revenues were approximately $50 million, continues CACI's ongoing expansion in network services and supports the company's strategic plans for both this client base and solutions set. The transaction is anticipated to be accretive during CACI's fiscal year.

Headquartered in Vienna, Virginia, the Federal Services Business includes approximately 185 employees, over 90% of whom possess Secret or Top Secret clearances. The Federal Services Business provides secure network services offerings that include network engineering and design, implementation, installation, and integration, as well as network maintenance and management. Clients include intelligence agencies and major departments within the government. The acquisition of the Federal Services Business strengthens CACI's ability to serve as a single, focused provider of network services, offering comprehensive solutions for all stages in the network life cycle.

CACI maintains a strong focus on network solutions as a significant thrust within its strategic growth plans. Through such acquisitions as the purchase of the business of Government Systems Inc. from Infonet in 1997, the QuesTech acquisition in 1998, and the acquisition of network and telecommunications provider CENTECH in March of this year, CACI continues its move to the forefront of the managed network services sector. The company also offers existing resources such as its Vision & Solution Center, a state-of-the-art technical facility that hosts a number of client networks and provides resources to evaluate alternative network solutions.

CACI Chairman and CEO Dr. J.P. (Jack) London stated, "The Federal Services Business gives us great gains on a number of fronts, all central to our ongoing development of network services as a key line of business. It increases our ability to provide complete, end-to-end network support, enhances our capability to deliver information assurance solutions that maintain secure networks, and enables us to provide a higher level of service to clients in the intelligence community."

CACI International Inc, a member of the Russell 2000 and S&P SmallCap 600 indices, is a worldwide leader in information technology, e-Business, and networld solutions. Founded on simulation technology in 1962, the company has evolved a diverse solutions portfolio for today's net economy. From across the technology spectrum, CACI integrates the networks, systems, and software for telecommunications, e-Commerce, information assurance, and all forms of information management. CACI centers of excellence are unique in the industry, offering "try-before-buy" solutions so clients save time and resources. With approximately 4,800 employees and more than 90 offices in the U.S. and Europe, CACI meets complex client challenges with comprehensive, reliable solutions. Visit CACI on the web at www.caci.com.

There are statements made herein which may not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and/or United Kingdom; changes in interest rates; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds; government contract procurement (such as bid protest) and termination risks; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; our ability to complete acquisitions and/or divestitures appropriate to achievement of our strategic plans; material changes in laws or regulations applicable to our businesses; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company's Securities and Exchange Commission filings.

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CACI Investor contact:	CACI Media contact:

David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com	Jody Brown Vice President, Public Relations (703) 841-7801 jbrown@caci.com